UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 18, 2004

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way P.O. Box 511 South San Francisco, California 94083
(Address of principal executive offices, and including zip code)

(650) 837-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In connection with the merger described in Item 2.01 hereof, Exelixis, Inc. (the “Company”) entered into two Registration Rights Agreements (the “Registration Rights Agreements”) with certain stockholders of X-Ceptor listed on the signature pages thereto, pursuant to which the Company will file a registration statement with the Securities and Exchange Commission (the “SEC”) providing for the registration for resale of the shares issued in connection with the merger.  Under the terms of one of the Registration Rights Agreements, certain stockholders of X-Ceptor agreed to limitations with respect to the resale of their shares.  The Registration Rights Agreements also provide that the Company will indemnify the stockholders against liabilities arising in connection with the resale of their shares registered in accordance with the terms of the Registration Rights Agreements.

No material relationship exists between the Company or its affiliates and any of the other parties to the Registration Rights Agreements other than in respect of the aforementioned transactions.

The foregoing summary description of the Registration Rights Agreements do not purport to be complete and are qualified in their entirety by reference to the Registration Rights Agreements, which are attached hereto as exhibits and incorporated by reference into this report.

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 18, 2004, the Company closed its previously announced acquisition of X-Ceptor Therapeutics, Inc. (“X-Ceptor”) in a merger transaction. As a result of the merger, X-Ceptor became a wholly owned subsidiary of the Company. The Company acquired all of the outstanding shares of capital stock of X-Ceptor in exchange for approximately 2.5 million shares of common stock of the Company and approximately $2.9 million in cash.  In addition, under the Agreement and Plan of Merger, dated as of September 27, 2004, among the Company, XBO Acquisition Corp., a wholly owned subsidiary of the Company, and X-Ceptor, the Company will issue approximately 50,000 shares of Company common stock to certain employees and consultants of X-Ceptor to discharge certain obligations of X-Ceptor incurred in connection with the merger.

In connection with the merger, the Company will also issue 18,656 shares of common stock to Lazard Frères & Co. LLC (“Lazard”) in order to satisfy an obligation of X-Ceptor under an engagement letter between Lazard and X-Ceptor in the amount of $150,000.  The $150,000 obligation represents a portion of X-Ceptor’s total obligation under the engagement letter.

The shares of Company common stock to be issued (i) in exchange for shares of capital stock of X-Ceptor, (ii) to certain employees and consultants to discharge certain X-Ceptor obligations, and (iii) to Lazard will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, as a transaction not involving a public offering.

No material relationship exists, other than in respect of the aforementioned transactions, between X-Ceptor and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer.

Item 3.02. Unregistered Sales of Equity Securities

The information set forth in Item 2.01 is incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure

On October 19, 2004, the Company issued a press release announcing the closing of the merger.  A copy of such press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.  The information set forth under this Item 7.01, including the exhibit hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act. The information contained in this Item 7.01 and in the accompanying exhibit shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The information furnished under this Item 7.01, including the exhibit hereto, shall not be deemed to constitute an admission that such information or exhibit is required to be furnished by Regulation FD or that the information or exhibit in this report contains material information that is not otherwise publicly available.

Item 9.01 Financial Statements and Exhibits

(c)                              Exhibits.

Exhibit 10.1  Registration Rights Agreement, dated October 18, 2004, by and among Exelixis, Inc., X-Ceptor Therapeutics, Inc., and those certain holders of capital stock of X-Ceptor Therapeutics, Inc. listed in Annex I thereto.

Exhibit 10.2  Registration Rights Agreement, dated October 18, 2004, by and among Exelixis, Inc., X-Ceptor Therapeutics, Inc., and those certain holders of capital stock of X-Ceptor Therapeutics, Inc. listed in Annex I thereto.

Exhibit 99.1 Press release issued October 19, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 20, 2004

Exelixis, Inc.

/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary

EXHIBIT LIST

Exhibit No.	Description

10.1

Registration Rights Agreement, dated October 18, 2004, by and among Exelixis, Inc., X-Ceptor Therapeutics, Inc., and those certain holders of capital stock of X-Ceptor Therapeutics, Inc. listed in Annex I thereto.

10.2

Registration Rights Agreement, dated October 18, 2004, by and among Exelixis, Inc., X-Ceptor Therapeutics, Inc., and those certain holders of capital stock of X-Ceptor Therapeutics, Inc. listed in Annex I thereto.

99.1	Press release issued October 19, 2004.